UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2008
Leadis Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50770	77-0547089

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 W. California Avenue; Suite 200; Sunnyvale, California	94086

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (408) 331-8600

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On March 4, 2008, Leadis Technology, Inc. issued a press release announcing the election of I-Wei Wu to its Board of Directors effective immediately. A copy of the press release announcing the election of Dr. Wu is attached hereto as Exhibit 99.1.
     Dr. Wu’s election to the Board of Directors brings the total number of directors to nine, including seven independent directors. Dr. Wu will stand for re-election by a vote of stockholders at the Company’s 2010 annual meeting of stockholders.
     Upon his election to the Board, Dr. Wu was automatically granted a non-statutory stock option to purchase 40,000 shares of Leadis Common Stock under the 2004 Non-Employee Directors’ Stock Option Plan, with an exercise price equal to $1.98, the closing price as reported on the Nasdaq National Market on March 3, 2008, as specified by the terms of the 2004 Non-Employee Directors’ Stock Option Plan. The option will be subject to a four-year vesting schedule. Dr. Wu is also eligible to receive quarterly compensation of $7,500 for serving on the Board plus fees for serving on any Committee of the Board, as provided by the Leadis Non-Employee Director Cash Compensation Policy. It is anticipated that Dr. Wu will serve on the Nominating and Corporate Governance Committee of the Board.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press release dated March 4, 2008, announcing the election of I-Wei Wu to the Leadis Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leadis Technology, Inc.
Date: March 6, 2008	/s/ John K. Allen
John K. Allen
Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

99.1	Press release dated March 4, 2008, announcing the election of I-Wei Wu to the Leadis Board of Directors.